Exhibit 99.1

Investor Contact:
John Morgan
(859) 232-5568
jmorgan@lexmark.com

Lexmark Media Contact:
Jerry Grasso
(859) 232-3546
ggrasso@lexmark.com

Perceptive Software Media Contact:
Dan Dillon
(913) 636-4931
dan.dillon@perceptivesoftware.com

Lexmark acquires Pallas Athena

•
Builds upon and strengthens Lexmark’s end-to-end managed print services (MPS) and business process solutions with addition of business process management (BPM), document output management (DOM) and process mining software capabilities

•	Broadens Lexmark’s access to adjacent, high growth global BPM software market

LEXINGTON, Ky., Oct. 18, 2011 – Lexmark International, Inc. (NYSE: LXK) today announced the acquisition of Netherlands-based Pallas Athena in a cash transaction, valued at approximately $50.2 million. Upon completion of the transaction, the Dutch company will become a part of Perceptive Software, a stand-alone business unit within Lexmark.

Pallas Athena’s chairman and chief executive officer, John Hoogland, will report directly to Scott Coons, Perceptive Software’s president and chief executive officer and Lexmark vice president.

Pallas Athena is a leading provider of BPM, DOM and process mining software, with significant industry experience in the insurance, government and life sciences segments. Pallas Athena’s software products enable a broad range of BPM capabilities, which includes dynamic case management and customer communications management. Key differentiators of its software products include ease of implementation and an intuitive user interface.

The rapidly growing BPM software market is closely adjacent to Perceptive Software’s existing enterprise content management (ECM) market. By bringing these closely aligned technologies together, Lexmark will further strengthen its industry-leading fleet management solutions and services with a broader range of workflow solutions that are more functional, and easier to implement and use than existing tools available in the market today.

Lexmark’s acquisition of Pallas Athena will enable Perceptive Software to expand its EMEA region presence, while concurrently leveraging the company’s growing worldwide sales force to sell these software solutions globally.

Along with its Apeldoorn, Netherlands, location, Pallas Athena has regional offices in the U.S., U.K., Germany, Belgium and the Caribbean.

Lexmark will provide further details and information regarding the Pallas Athena acquisition when the company announces its financial results for the third quarter of 2011. Until that date, Lexmark will have no further comment.

Lexmark plans to announce third quarter 2011 earnings on Tuesday, Oct. 25, 2011.  A conference call is scheduled for 8:30 a.m. EDT on that day, and can be accessed from Lexmark’s investor relations website at http://investor.lexmark.com.

Supporting Quotes

“This investment in the BPM market demonstrates Lexmark’s continued focus on strategic acquisitions of technologies that strengthen our unique portfolio of leading end-to-end fleet management and business process solutions," said Paul Rooke, Lexmark’s chairman and chief executive officer. “We expect this to be attractive to our global enterprise customers and help expand our MPS offering and Perceptive Software.”

“BPM is a perfect complement to Perceptive Software’s content-driven ECM solutions; it strengthens the impact of the context side of our ‘content in context’ approach," said Scott Coons, Perceptive Software’s president and chief executive officer and Lexmark vice president. "We’ve long had a deep understanding of our customers’ unique business processes and their need for versatile and intuitive ECM solutions. With the addition of full-featured BPM, DOM and process mining capabilities complementing our offerings, we can now provide customers with a broader range of solutions that enable them to work even more efficiently."

"A key element in this acquisition was to work within a company whose culture and drive is so much like our own," said John Hoogland, Pallas Athena’s chairman and chief executive officer. "The joining of Pallas Athena with Perceptive Software and Lexmark will allow us to grow the BPM user base around the globe as we bring our intuitive solutions to new customers everywhere.”

About Lexmark
Lexmark International, Inc. (NYSE: LXK) provides businesses of all sizes with a broad range of printing and imaging products, software, solutions and services that help customers to print less and save more. Perceptive Software, a stand-alone software business within Lexmark, is a leading provider of enterprise content management software that helps organizations easily manage the entire lifecycle of their documents and content, simplifying their business processes, and fueling greater operational efficiency. In 2010, Lexmark sold products in more than 170 countries and reported more than $4 billion in revenue.

To learn more about Lexmark, please visit www.lexmark.com. For more information on Perceptive Software, please visit www.perceptivesoftware.com.

For more information on Lexmark, see the Lexmark Facebook page and follow us on Twitter.

For more information about Perceptive Software, please visit the company’s Facebook and Twitter profiles.

Lexmark and Lexmark with diamond design are trademarks of Lexmark International, Inc., registered in the U.S. and/or other countries. All other trademarks are the property of their respective owners.